EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-1 (No.333-[º]) of our report dated April 15, 2022, with respect to the consolidated financial statements of Cosmos Holdings, Inc., included in Cosmos Holdings’ Annual Report on Form 10-K for the year ended December 31, 2021. Our report contains an explanatory paragraph regarding Cosmos Holdings’ ability to continue as a going concern. We also consent to the reference of our firm under the caption “Experts” in the Registration Statement.

/s/ Armanino LLP
San Francisco, California

September 19, 2022